Exhibit 99.1

--FAX BACK--

CLM056 MM-LA 13:56 U. S. Steel Corp. Reports Record 2004 4Q, Full-Year Results ..z..ma
+ PIT FC1 ED1 IRW TNW RWB (UNITED STATES STEEL 929150 PG)
26 19 96 91 32 01 30 31 99.z..m/pitts r f bc-PA-US-Steel-4Q-earns   01-24

P1
17:00 01/24 --FAX BACK--
%
[STK] X
[IN] MNG
[SU] ERN ERP CCA MAV
TO BUSINESS EDITOR:

     UNITED STATES STEEL CORPORATION REPORTS RECORD 2004 FOURTH QUARTER AND
                                FULL-YEAR RESULTS

PITTSBURGH, Jan. 24 /PRNewswire-FirstCall/ --

                               Earnings Highlights
                   (Dollars in millions except per share data)

                              4Q 2004     3Q 2004     4Q 2003      2004        2003
                             --------    --------    --------    --------    --------
Revenues and other income    $  3,932    $  3,729    $  2,681    $ 14,108    $  9,458
Segment income (loss) from
 operations
  Flat-rolled Products       $    376    $    362    $     23    $  1,186    $    (54)
  U. S. Steel Europe              136         146          37         398         203
  Tubular Products                113          55          (6)        196         (25)
  Real Estate                       8           5          10          30          50
  Straightline                                            (18)                    (70)
  Other Businesses                 19           2           3          28         (35)
Total segment income from
 operations                  $    652    $    570    $     49    $  1,838    $     69
Retiree benefit expenses          (76)        (72)        (47)       (257)       (107)
Other items not allocated
 to segments                      (25)         (4)        (36)          3        (692)
Income (loss) from
 operations                  $    551    $    494    $    (34)   $  1,584    $   (730)
Net income (loss)            $    462    $    354    $    (22)   $  1,085    $   (463)
 - Per basic share           $   4.02    $   3.08    $  (0.26)   $   9.55    $  (4.64)
 - Per diluted share         $   3.55    $   2.72    $  (0.26)   $   8.44    $  (4.64)

    United States Steel Corporation (NYSE: X) reported fourth quarter 2004 net income of $462 million, or $3.55 per diluted share, compared to third quarter 2004 net income of $354 million, or $2.72 per diluted share, and a fourth quarter 2003 net loss of $22 million, or 26 cents per diluted share.

    For full-year 2004, U. S. Steel reported net income of $1,085 million, or $8.44 per diluted share, compared to a 2003 net loss of $463 million, or $4.64 per diluted share, which included after-tax workforce reduction charges of $404 million.

    Commenting on results, U. S. Steel President and CEO John P. Surma said, "Favorable global steel markets coupled with our acquisitions and ongoing cost reduction efforts resulted in record income for U. S. Steel for both the fourth quarter and full year. Noteworthy accomplishments during 2004 included successful integration of the National and Serbian facilities we acquired in 2003, and substantial cash generation, which enabled us to strengthen our balance sheet and our financial capability to support future growth initiatives."

    The company reported fourth quarter 2004 income from operations of $551 million, compared with income from operations of $494 million in the third quarter of 2004 and a loss from operations of $34 million in the fourth quarter of 2003. For the year 2004, the company reported income from operations of $1,584 million versus a full-year 2003 loss from operations of $730 million.

    Net income in fourth quarter 2004 included previously disclosed tax benefits totaling $30 million related to prior year research and development credits and
U. S. Steel Kosice debt repayment. These benefits and other items not allocated to segments increased fourth quarter 2004 net income by $14 million, or 11 cents per diluted share. Net income in third quarter 2004 included a $24 million favorable effect related to the settlements of prior years' income tax audits. These settlements and other items not allocated to segments increased third quarter 2004 net income by $21 million, or 16 cents per diluted share. Other items not allocated to segments reduced fourth quarter 2003 net income by $23 million, or 23 cents per diluted share.

    Net interest and other financial income of $23 million in the fourth quarter of 2004 included a foreign currency translation gain of $46 million, which exceeded ongoing interest expense. The foreign currency translation gain included a $16 million favorable effect, which was offset in cost of revenues. This reclassification related to a refinement of inventory accounting policies for European operations.

    Reportable Segments and Other Businesses

    Management uses segment income from operations to evaluate company performance because it believes this to be a key measure of ongoing operating results. U. S. Steel's reportable segments and Other Businesses reported segment income from operations of $652 million, or $121 per ton, in the fourth quarter of 2004, compared with $570 million, or $108 per ton, in the third quarter of 2004 and $49 million, or $9 per ton, in the fourth quarter of 2003.

    Segment income from operations for full-year 2004 was $1,838 million, or $84 per ton, compared with $69 million, or $4 per ton, for 2003.

    Compared to the third quarter, segment results for the fourth quarter of 2004 increased by $82 million. Domestic operations benefited from increased prices for tubular products and lower purchased coke costs, while costs increased for natural gas, scrap and coal. European operating results reflected improved prices and volumes, as well as unfavorable effects resulting from a refinement of inventory accounting policies for these operations.

    Outlook

    First quarter 2005 average realized prices for the Flat-rolled segment are expected to remain in line with fourth quarter levels; however, results will be negatively affected by higher costs for raw materials and natural gas, as well as slightly lower shipments. For full-year 2005, Flat-rolled shipments are expected to be about 15.4 million tons, reflecting the planned outage at the Gary No. 13 blast furnace.

    For U. S. Steel Europe (USSE), first quarter average realized prices are expected to be moderately higher than in the fourth quarter of 2004, with shipments remaining about the same and costs for raw materials increasing significantly. USSE shipments for full-year 2005 are projected to increase by about 15 percent to approximately 5.8 million net tons due mainly to higher operating levels at the Serbian facilities following the planned mid-year startup of a second blast furnace.

    Shipments for the Tubular segment in the first quarter of 2005 are expected to be at about the same level as in 2004's fourth quarter, while average realized prices are expected to continue to increase. Tubular announced price increases for certain products ranging from $50 to $250 per ton effective in January 2005. Full-year shipments are expected to increase to 1.2 million tons. Costs will increase as a result of annual transfer price adjustments for semi-finished steel, which comprehend raw material cost escalation, and higher costs for purchased rounds.

    First quarter 2005 results for Other Businesses will decline compared to the fourth quarter of 2004 due to normal seasonal effects at iron ore operations in Minnesota.

    Capital expenditures for 2005 are expected to total approximately
$755 million, reflecting domestic spending of approximately $475 million and European spending of approximately $280 million. Domestic expenditures include the rebuild of the Gary No. 13 blast furnace, scheduled for the third quarter. European expenditures include initial outlays for a new hot-dip galvanizing line to support U. S. Steel's European automotive strategy.

    In accordance with the previously announced settlement agreement with the City of Gary, Lake County and the state of Indiana regarding past years' Gary Works personal property taxes, a Lake County appeals board is expected to consider a motion to resolve the appeals in accordance with the proposed settlement. If the settlement is approved and becomes final as submitted,
U. S. Steel would pay $44 million and would recognize a favorable income effect reflecting liabilities accrued in excess of the settlement amount. In the event the settlement is approved and becomes final as submitted before the 2004 financial statements are filed, the settlement would be recorded as an adjustment to 2004 results.

    Pensions and Benefits

    During 2004, U. S. Steel contributed $295 million ($175 million in the fourth quarter) to its main defined benefit pension plan and $30 million (all in the fourth quarter) to a Voluntary Employee Benefit Association trust.

    At year-end 2004, U. S. Steel's main defined benefit pension plan was measured and it was determined that an additional minimum liability is no longer necessary for this plan. The reversal of this liability net of associated tax effects resulted in a net credit to equity of approximately $1.45 billion and had no effect on income or cash flow.

    Total costs in 2005 for domestic defined benefit pension plans and other postretirement benefits are expected to be approximately the same as in 2004.

    This release contains forward-looking statements with respect to market conditions, operating costs, shipments, prices, tax settlements and employee benefit costs. Some factors, among others, that could affect market conditions, costs, shipments and prices for both domestic operations and USSE include global product demand, prices and mix; global and company steel production levels; plant operating performance; the timing and completion of facility projects; natural gas prices and usage; raw materials availability and prices; changes in environmental, tax and other laws; employee strikes; power outages; legal proceedings regarding the proposed tax settlement; and U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies. Economic conditions and political factors in Europe that may affect USSE's results include, but are not limited to, taxation, nationalization, inflation, currency fluctuations, increased regulation, export quotas, tariffs, and other protectionist measures. Factors that may affect the amount of net periodic benefit costs include, among others, pension fund investment performance, liability changes and interest rates. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of
U. S. Steel for the year ended December 31, 2003, and in subsequent filings for
U. S. Steel.

    A Statement of Operations (Unaudited), Other Financial Data (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

    The company will conduct a conference call on fourth quarter earnings on Tuesday, January 25, at 2 p.m. EST. To listen to the webcast of the conference call, visit the U. S. Steel web site, http://www.ussteel.com , and click on the "Investors" button.

    For more information on U. S. Steel, visit its web site at http://www.ussteel.com.

                         UNITED STATES STEEL CORPORATION
                       STATEMENT OF OPERATIONS (Unaudited)

                                            Quarter Ended                 Year Ended
                                 --------------------------------         December 31
                                 Dec. 31     Sept. 30     Dec. 31    --------------------
(Dollars in millions)              2004        2004        2003        2004        2003
------------------------------   --------    --------    --------    --------    --------
REVENUES AND OTHER INCOME:
  Revenues                       $  3,890    $  3,707    $  2,613    $ 13,969    $  9,328
  Income (loss) from
   investees                           20          18          (1)         57         (11)
  Net gains on disposal
   of assets                           11           2          58          57          85
  Other income                         11           2          11          25          56
                                 --------    --------    --------    --------    --------
    Total revenues
     and other income               3,932       3,729       2,681      14,108       9,458
                                 --------    --------    --------    --------    --------
COSTS AND EXPENSES:
  Cost of revenues
   (excludes items
   shown below)                     3,069       2,967       2,352      11,404       8,469
  Selling, general and
   administrative expenses            217         172         252         738         673
  Depreciation, depletion
   and amortization                    95          96          92         382         363
  Restructuring charges                --          --          19          --         683
                                 --------    --------    --------    --------    --------
    Total costs and
     expenses                       3,381       3,235       2,715      12,524      10,188
                                 --------    --------    --------    --------    --------
INCOME (LOSS) FROM
 OPERATIONS                           551         494         (34)      1,584        (730)
Net interest and other
 financial (income) costs             (23)          4          24         119         130
                                 --------    --------    --------    --------    --------
INCOME (LOSS) BEFORE
 INCOME TAXES, MINORITY
 INTERESTS, EXTRAORDINARY
 LOSS AND CUMULATIVE EFFECTS
 OF CHANGES IN ACCOUNTING
 PRINCIPLES                           574         490         (58)      1,465        (860)
Income tax provision
 (benefit)                             98         126         (36)        361        (454)
Minority interests                     14          10          --          33          --
                                 --------    --------    --------    --------    --------
INCOME (LOSS) BEFORE
 EXTRAORDINARY LOSS AND
 CUMULATIVE EFFECTS OF
 CHANGES IN ACCOUNTING
 PRINCIPLES                           462         354         (22)      1,071        (406)
Extraordinary loss,
 net of tax                            --          --          --          --         (52)
Cumulative effects of
 changes in accounting
 principles, net of tax                --          --          --          14          (5)
                                 --------    --------    --------    --------    --------
NET INCOME (LOSS)                     462         354         (22)      1,085        (463)
Dividends on preferred stock           (5)         (4)         (5)        (18)        (16)
                                 --------    --------    --------    --------    --------
NET INCOME (LOSS)
 APPLICABLE TO COMMON
 STOCK                           $    457    $    350    $    (27)   $  1,067    $   (479)
                                 ========    ========    ========    ========    ========

                         UNITED STATES STEEL CORPORATION
                       STATEMENT OF OPERATIONS (Unaudited)
                                   (Continued)

                                           Quarter Ended                 Year Ended
                                 --------------------------------        December 31
                                  Dec. 31    Sept. 30     Dec. 31    --------------------
COMMON STOCK DATA:                 2004        2004        2003        2004        2003
------------------------------   --------    --------    --------    --------    --------
Per share:
  Income (loss) before
   extraordinary loss and
   cumulative effects of
   changes in accounting
   principles:
    -Basic                       $   4.02    $   3.08    $   (.26)   $   9.42    $  (4.09)
    -Diluted                     $   3.55    $   2.72    $   (.26)   $   8.33    $  (4.09)
  Extraordinary loss, net
   of tax:
    -Basic                       $     --    $     --    $     --    $     --    $   (.50)
    -Diluted                     $     --    $     --    $     --    $     --    $   (.50)
  Cumulative effects of
   changes in accounting
   principles, net of tax:
    -Basic                       $     --    $     --    $     --    $    .13    $   (.05)
    -Diluted                     $     --    $     --    $     --    $    .11    $   (.05)
  Net income (loss):
    -Basic                       $   4.02    $   3.08    $   (.26)   $   9.55    $  (4.64)
    -Diluted                     $   3.55    $   2.72    $   (.26)   $   8.44    $  (4.64)
  Weighted average shares,
   in thousands
    - Basic                       113,853     113,523     103,423     111,838     103,179
    - Diluted                     130,322     130,021     103,423     128,643     103,179
  Dividends paid per
   common share                  $    .05    $    .05    $    .05    $    .20    $    .20

                         UNITED STATES STEEL CORPORATION
                        OTHER FINANCIAL DATA (Unaudited)

                                                            Year Ended
                                                            December 31
                                                       --------------------
Cash Flow Data (In millions)                             2004        2003
----------------------------------------------------   --------    --------
Cash provided from (used in) operating activities:
  Net income (loss)                                    $  1,085    $   (463)
  Depreciation, depletion and amortization                  382         363
  Pensions and other postretirement benefits               (215)        184
  Deferred income taxes                                     365        (445)
  Restructuring charges                                      --         594
  Working capital changes                                   (60)        433
  Other operating activities                                (89)        (89)
                                                       --------    --------
    Total                                                 1,468         577
                                                       --------    --------
Cash used in investing activities:
  Capital expenditures                                     (581)       (316)
  Acquisitions                                               --        (905)
  Other investing activities                                103          91
                                                       --------    --------
    Total                                                  (478)     (1,130)
                                                       --------    --------
Cash (used in) provided from financing activities:
  Issuance of long-term debt, net of financing costs         (3)        427
  Repayment of long-term debt                              (569)        (30)
  Preferred stock issued                                     --         242
  Common stock issued                                       361          23
  Dividends paid                                            (39)        (35)
  Other financing activities                                (19)         (1)
                                                       --------    --------
    Total                                                  (269)        626
                                                       --------    --------
Total net cash flow                                         721          73
Cash at beginning of the year                               316         243
                                                       --------    --------
Cash at end of the period                              $  1,037    $    316
                                                       ========    ========

                                                        Dec. 31    Dec. 31
Balance Sheet Data (In millions)                         2004        2003
----------------------------------------------------   --------    --------
Cash and cash equivalents                              $  1,037    $    316
Other current assets                                      3,199       2,790
Property, plant and equipment - net                       3,635       3,414
Pension Asset                                             2,538           8
Other assets                                                541       1,309
                                                       --------    --------
Total assets                                           $ 10,950    $  7,837
                                                       ========    ========
Current liabilities                                    $  2,525    $  2,127
Long-term debt                                            1,363       1,890
Employee benefits                                         2,125       2,382
Other long-term liabilities                                 941         343
Minority interests                                           28           2
Stockholders' equity                                      3,968       1,093
                                                       --------    --------
Total liabilities and stockholders' equity             $ 10,950    $  7,837
                                                       ========    ========

                         UNITED STATES STEEL CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

                                           Quarter Ended                 Year Ended
                                 --------------------------------        December 31
                                  Dec. 31    Sept. 30     Dec. 31    --------------------
(Dollars in millions)              2004        2004        2003        2004        2003
------------------------------   --------    --------    --------    --------    --------
INCOME (LOSS) FROM OPERATIONS

Flat-rolled Products (a)         $    376    $    362    $     23    $  1,186    $    (54)
U. S. Steel Europe (b)                136         146          37         398         203
Tubular Products                      113          55          (6)        196         (25)
Real Estate                             8           5          10          30          50
Straightline (a)                                              (18)                    (70)
Other Businesses (c)                   19           2           3          28         (35)
                                 --------    --------    --------    --------    --------
Segment Income
  (Loss) from Operations              652         570          49       1,838          69
  Retiree benefit
   expenses (d)                       (76)        (72)        (47)       (257)       (107)
  Other items not allocated to
   segments:
  Stock appreciation rights            (8)         (4)        (72)        (23)        (75)
  Costs related to
   Straightline shutdown               --          --         (16)         --         (16)
  Workforce reduction
   charges (including pension
   settlements)                       (17)         --          (3)        (17)       (621)
  Asset impairments                    --          --          --          --         (57)
  Litigation items                     --          --          --          --         (25)
  Timber contribution
   to pension plan                     --          --          55          --          55
  Income from sale of
   certain assets                      --          --          --          43          47
                                 --------    --------    --------    --------    --------
  Total Income (Loss)
   from Operations               $    551    $    494    $    (34)   $  1,584    $   (730)

CAPITAL EXPENDITURES
  Flat-rolled Products           $     88    $    109    $     44    $    255    $    101
  U. S. Steel Europe                   87          57          49         223         121
  Tubular Products                     --           3           6           8          50
  Real Estate                           7          --          --           7           1
  Straightline                                                 --                       2
  Other Businesses                     32          33          12          88          41
                                 --------    --------    --------    --------    --------
    Total                        $    214    $    202    $    111    $    581    $    316

----------
(a) The Flat-rolled segment includes the results of National flat-rolled facilities from May 20, 2003, the date of acquisition; the residual effects of Straightline from January 1, 2004; and the consolidated results of the Clairton 1314B partnership, which was accounted for under the equity method prior to January 1, 2004.
(b) Includes U. S. Steel's Serbian operations from September 12, 2003, the date of acquisition. Prior to September 12, 2003, included effects of activities under certain agreements with the former owner of the Serbian operations.
(c) Includes the coal mining business prior to June 30, 2003, the date of sale. Includes the results of the taconite pellet operations in Keewatin from May 20, 2003, the date of acquisition.
(d) Includes certain profit-based expenses for U. S. Steel retirees and National retirees pursuant to provisions of the 2003 labor agreement with the United Steelworkers of America.

                         UNITED STATES STEEL CORPORATION
                 PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

                                           Quarter Ended                 Year Ended
                                 --------------------------------        December 31
                                  Dec. 31    Sept. 30     Dec. 31    --------------------
(Dollars in millions)              2004        2004        2003        2004        2003
------------------------------   --------    --------    --------    --------    --------
OPERATING STATISTICS

Average realized price:
  ($/net ton) (c)
  Flat-rolled Products (a)       $    623    $    627    $    423    $    574    $    422
  Tubular Products                  1,083         907         617         863         630
  U. S. Steel Europe (b)              619         573         372         529         358
Steel Shipments: (c)(d)
  Flat-rolled Products (a)          3,747       3,745       3,970      15,635      13,517
  Tubular Products                    285         266         234       1,092         882
  U. S. Steel Europe (b)            1,347       1,257       1,241       5,040       4,849
Raw Steel-Production: (d)
  Domestic Facilities               4,264       4,293       4,285      17,266      14,914
  U. S. Steel Europe (b)            1,474       1,400       1,275       5,685       4,836
Raw Steel-Capability
 Utilization: (g)
  Domestic Facilities                87.2%       87.8%       87.6%       88.8%       88.3%
  U. S. Steel Europe (b)             79.0%       75.0%       68.2%       76.6%       84.3%
Domestic iron ore
 production (d)                     5,714       5,546       5,280      22,884      18,608
Domestic iron ore
 shipments (d)(f)                   6,600       6,930       5,342      24,289      18,238
Domestic coke
 production (d)(h)                  1,670       1,659       1,714       6,644       6,835
Domestic coke
 shipments (d)(g)(h)                  700         686         832       2,699       3,370

-----------
(a) The Flat-rolled segment includes the results of National flat-rolled facilities from May 20, 2003, the date of acquisition; the residual effects of Straightline from January 1, 2004; and the consolidated results of the Clairton 1314B Partnership, which was accounted for under the equity method prior to January 1, 2004.
(b) Includes U. S. Steel's Serbian operations from September 12, 2003, the date of acquisition. Prior to September 12, 2003, included effects of activities under certain agreements with the former owner of the Serbian operations.
(c) Excludes intersegment transfers.
(d) Thousands of net tons.
(e) Based on annual raw steel production capability for domestic facilities of
    12.8 million net tons prior to May 20, 2003, and 19.4 million net tons thereafter; and annual raw steel production capability for U. S. Steel Europe of 5.0 million net tons prior to September 12, 2003, and 7.4 million net tons thereafter.
(f) Includes trade shipments and intersegment transfers.
(g) Includes trade shipments only.
(h) Includes the Clairton 1314B Partnership.

SOURCE  United States Steel Corporation
    -0-                             01/24/2005
    /CONTACT: Media, John Armstrong, +1-412-433-6792, or Investors-Analysts, Nick Harper, +1-412-433-1184, both of United States Steel Corporation/
    /First Call Analyst: /
    /FCMN Contact: /
    /Company News On-Call:  http://www.prnewswire.com/comp/929150.html /
    /Web site:  http://www.ussteel.com /
    (X)

CO:  United States Steel Corporation
ST:  Pennsylvania
IN:  MNG
SU:  ERN ERP CCA MAV